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                                                                    EXHIBIT 10.7

                                 Confidential

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    FRANKLIN 800 CORP.            733 LAKEFIELD ROAD. - WESTLAKE VILLAGE, CA
a Division of FNet Corp.          91361
-----------------------------     805/373-8688; FAX 8051373-7373
                                                 Internet hq@franklin800.net
                                  http://www.franklin800.net


                                 CONFIDENTIAL

                             SUBSCRIBER AGREEMENT

This Subscriber Agreement "agreement", made and entered into this 17th day of January, 1997, by and between FRANKLIN 800 CORP., a California Corporation, (hereinafter "Company"), having principal offices at 733 Lakefield Road, Westlake Village CA 91361, and WebTV Networks Inc. (hereinafter "Subscriber"), a California Corporation, having principal offices at 305 Lytton Avenue, Palo Alto, CA 94301.

WHEREAS, Company will cause a standard 800 or 888 toll free dial up number or numbers to be directed to a number or numbers defined by the subscriber for flat rate pricing based upon the number of accounts or customers utilizing the 800 or 888 number(s).

WHEREAS, Company will only direct the 800 or 888 number(s) to an existing dial up, data modem access telephone number terminating within the confines of the 50 United States of America.

WHEREAS, Subscriber warrants that they are the responsible party for, or have written authorization from the responsible party to allow the terminination of the 800 or 888 number(s) to the Subscriber defined telephone number(s).

WHEREAS, An account is defined to be the communications activity for one Subscriber customer. If Subscriber Customer cancels account with Subscriber or otherwise does not need Franklin 800 or 888 service due to changes in local coverage, Subscriber may substitute a new account for the remainder of the month. Customer is defined as one WebTV Networks user.

1.   PRICING.

     For the period from December 23, 1996 to January 31, 1997, Subscriber will pay Company $10,000 for use of one block of 4,000 accounts. Subscriber will test Company's toll free service and confirm that the service is technically sound and satisfactory in all regards for use by Subscriber. If Subscriber, in its sole discretion, is not satisfied with service, Company, upon written notification, will refund $5,000 to Subscriber within 10 days of said notification.

     After January 31, 1997, each block Subscriber purchases will be charged according to the following table: ("800 Number" Service).

     Subscriber is to have three (3) 800/888 numbers per block of 4000 accounts to be pointed at the telephone numbers of Subscribers choice which may change from time to time. Company hereby agrees to cause these numbers to `point' to the numbers of Subscribers choice, commencing on January 31, 1997.

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Each block will be billed to Subscriber as follows:
1st Block  4,000 accounts (4,000 cumulative)       $5.00 per account, per month
2nd Block  4,000 accounts (8,000 cumulative)       $4.50 per account, per month
3rd Block  4,000 accounts (12,000 cumulative)      $4.00 per account, per month
4th through 1000th Blocks                          $4.00 per account, per month


     The monthly fee for each block purchased is payable in advance each month. Subscriber will specify quantity of blocks to be purchased before the first of each month. In addition a one-time total set up fee of $1,500 is also due in advance. Rates are by the Block with each Block independently priced. If Subscriber purchases fewer blocks than are used, payment from Subscriber for actual blocks used will be due with the next month's payment.


2.   SCOPE

     Company agrees that this Agreement should not be construed to limit in any way the type and manner of business activities that Subscriber may choose to conduct on its own behalf. Subscriber acknowledges that Company may choose at any time to engage in business activities that compete directly or indirectly with the business activities generally conducted by Subscriber, including the development and distribution of communications equipment computer programs and related support services and activities.

3.   DUTIES AND RESPONSIBILITIES OF SUBSCRIBER

     3.1 The Subscriber must pay for each month of service such that the funds are received on or before the due date, in advance, beginning with the date of this agreement. Company, at its sole discretion, may discontinue service if the amount due is not paid on time or the funds to honor payment instruments are not sound, after written notice and failure to cure within 10 days.

     3.2 The Subscriber shall permit and assist the Company to establish a direct, password protected, link to it's facilities which the 800 service is connected such that the Company can monitor, from time to time the number of customers using the 800 facility. This link shall serve to report the number of accounts using Company's toll free service.

     3.3 In addition, the Subscriber shall permit and assist the Company or it's designee, to review, during regular business hours, all usage records which relate to the 800 service. It is Subscriber's responsibility to separate the usage records to facilitate the review by the Company.

     3.4 The Subscriber shall use best efforts to ensure "Normal Acceptable Use Policy" such that no users are permitted to continually abuse the service. The Subscriber will promptly report all 800 services outages to Company.

     3.5 The Subscriber hereby warrants that the telephone numbers furnished to Company are legally his to use and re-direct.

     3.6  The Subscriber hereby agrees not to resell the Company's 800 service.

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4.   DUTIES AND RESPONSIBILITIES OF COMPANY

     4.1 Company is responsibile to have up to three 800 numbers per group of 4,000 accounts, to be directed to the Subscribers telephone numbers and to ensure that these numbers are functioning properly and directed towards telephone numbers the Subscriber deems to be correct. If, at Subscriber's sole discretion, the 800 or 888 service is not at a service level usual and customary for 800 or 888 service, Subscriber has right to withhold payment until acceptable service is restored.

     4.2 This Agreement is nonexclusive and shall not limit the right of the Company to conduct marketing for its own benefit or appoint or engage other persons to conduct marketing activities on behalf of the Company involving the same or other products.

     4.3 A finder's fee of $1,000 for each new agreement found or procured by the Subscriber for the 800 service which the Company enters into will be paid to Subscriber.

     4.4 Also - the products which the Company manufactures which are sold by the Subscriber will bear a commission or discounts to Subscriber. The commission or discount rate will be that commission or discount rate then being used by the Company.

     4.5 Reports and Payment. Within 10 days after the close of each month during the Term of this Agreement, Subscriber shall provide Company with information concerning of the total number of customers that used or had access to the 800 facility during the preceding calendar month.

5.   TERM AND TERMINATION

     5.1 Term. The Term of this Agreement shall commence on the date hereof and shall continue thereafter for one year, until terminated as provided herein. This agreement will be automatically renewed each year provided the Subscriber has paid the amounts due and chooses to renew the agreement. If Subscriber does not wish to renew, Subscriber must give Company 30 days written notice of its intent not to renew.

     5.2  Termination.  This is a one year contract.
          Either party may terminate this Agreement at any time by giving the other party at least 120 days prior written notice but notice may only be given 8 months after the initial testing period is complete.

     5.3 Survival. Upon termination of this Agreement, both Subscriber and Company shall be discharged from any and all remaining obligations arising in connection with this Agreement; provided, however, that, notwithstanding the termination of this Agreement, for whatever reason, Company and Subscriber shall remain liable for all obligations that have accrued.

     5.4 Termination for cause. If Company or Subscriber is sued successfully for issues stemming from resale of 800 or 888 service, Subscriber has right to terminate this Agreement.

6.   INDEMNIFICATION

     6.1 Indemnification by Subscriber. Subscriber shall defend, indemnify, and hold harmless Company and all personnel of Company from and against any and all damage, cost, liability, and expense whatsoever (including court costs and actual attorney fees) incurred by reason of
          (1) any failure by Subscriber to comply with any covenant or agreement set forth herein; (2) any claim brought by any Customer of Subscriber as a result of or in connection with any

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          other arrangement for the acquisition of Subscriber products/services;
          or (3) any claim brought by any person or entity based on the condition, quality, or character of Subscriber products or any promise, representation, or warranty given with respect to Subscriber products.

     6.2 Indemnification by Company. Company shall defend, indemnify, and hold harmless Subscriber and all personnel of Subscriber from and against any and all damage, cost, liability, and expense whatsoever (including court costs and actual attorney fees) incurred by reason of (1) any failure by Company to comply with any covenant or agreement set forth herein; (2) any claim brought by any customer of Company as a result of or in connection with any other arrangement for the acquisition of Company products/services; or (3) any claim brought by any person or entity based on the condition, quality, or character of Company products or any promise, representation, or warranty given with respect to Company products. Company warrants that it holds title to or has Responsible Organization (RESPROG) Contract on file for each of the 800 and 888 numbers that it has contracted to provide to Subscriber and shall hold Subscriber harmless against any claims by creditors, shareholders, owners, lienholders and any other stakeholders involved in providing the 800 or 888 service to Company and Subscriber.

     6.3 Conditions of Indemnification. It shall be a condition of any such indemnification hereunder that the party seeking indemnification (1) give the indemnifying party prompt written notice of any claim, demand, or action for which such indemnification is sought; (2) allow the indemnifying party to control the defense and/or settlement of any such claim, demand, or action; and (3) cooperate fully with the indemnifying party with respect to the investigation, defense, or settlement of any such claim, demand, or action.


7.   MERCHANTABILITY.

     Warranty Disclaimer. Except as otherwise provided herein, Company makes no other warranties, express or implied, including the implied warranties of merchantability and fitness for a particular purpose.


8.   INDEPENDENT STATUS OF SUBSCRIBER.

     This Agreement alone establishes the rights, duties, and obligations of Company and Subscriber with respect to the subject matter hereof. Company shall have no right, title, or interest, nor shall Company assert any such claim whatsoever, in any Subscriber Product, whether conceived or developed by Subscriber or Subscriber Personnel before, during, or after either the Term of this Agreement or the course of Agent's performance of any particular Assignment hereunder.


9.   TERMS HELD IN CONFIDENCE

     The parties have previously signed a Mutual Non-Disclosure Agreement which is incorporated by

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     reference herein and which shall be in effect during the term of this agreement or attachment A, whichever is longer, and shall cover the terms and conditions of this Agreement including the disclosure or publicity of this Agreement as well as all the Confidential Information of both parties developed during the term of this Agreement.

10.  GOVERNING LAW

     This Agreement shall be governed by, and its terms and conditions shall be construed in accordance with, the laws of the State of California.

11.  NO ASSIGNMENT

     Neither this Agreement, nor any right or that may arise hereunder, may be assigned, in whole or in part, voluntarily, involuntarily, or by operation of law, by either party hereto without the prior written consent of the other party, which consent may be granted only in writing by an authorized representative of such other party.

12.  NOTICES

     All notices or other communications required or permitted to be given hereunder shall be, as elected by the person giving such notice, (1) personally delivered or (2) transmitted by postage-prepaid registered mail to the parties as listed at the top of this agreement. Except as otherwise specified herein, all notices and other communications shall be deemed to have been given on (1) the date of receipt if delivered personally or (2) five days after posting if transmitted by mail. Any party hereto may change its address for purposes hereof by notice to the other party.

13.  MISCELLANEOUS

     13.1 Entire Agreement. This Agreement constitutes the entire understanding of the parties and supersedes all prior agreements and understandings of the parties of any kind whatsoever and pertaining to any subject matter, whether written, oral, or otherwise, and may be altered or amended only in a writing signed by both parties.

     13.2 Waiver. Except as otherwise expressly provided herein, no purported waiver by any party of any breach by the other party of its obligations, agreements, or covenants hereunder shall be effective unless made in a writing subscribed by the party sought to be bound thereby, and no failure to pursue or elect any remedy with respect to any default under or breach of any provision of this Agreement shall be deemed to be a waiver of any subsequent similar or different default or breach.

     13.3 Forum. Company and Subscriber hereby consent and agree that the courts of the State of California are the exclusive forum for litigation of any claim by Subscriber arising under this Agreement, and hereby irrevocably waive and relinquish any right to bring, or cause to be brought, any such action, or to have any such action brought, in any judicial or administrative forum outside of the State of California.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


FRANKLIN 800 CORP.


----------------------------------          ------------------------------
Frank W. Peters, CEO                        Date



WEBTV NETWORKS, INC.


    /s/ Stephen G. Pertman                            1/21/97
By:-------------------------------          ------------------------------
                                            Date



Print Name  Stephen G. Pertman
          ------------------------


Title:  President/CEO
      ----------------------------
      Must be a Corporate Officer

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                                 ATTACHMENT A

               PREVIOUSLY SIGNED MUTUAL NON-DISCLOSURE AGREEMENT

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